 Exhibit 4.1

SECOND AMENDMENT TO
THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS SECOND AMENDMENT TO THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Amendment") is entered into as of February 26, 2019 (the "Effective Date"), by and among WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as the arranger and administrative agent ("Agent") for the Lenders (as defined in the Credit Agreement referred to below), the Lenders party hereto, LSB INDUSTRIES, INC., a Delaware corporation ("Parent"), certain Subsidiaries of Parent designated on the signature pages hereto as borrowers (together with Parent, such Subsidiaries are collectively referred as the "Borrowers") and certain Subsidiaries of Parent designated on the signature pages hereto as guarantors (such Subsidiaries are collectively referred to as the "Guarantors" and together with the Borrowers, such Guarantors are collectively referred to as the "Loan Parties").
WHEREAS, the Borrowers, Agent, and the Lenders are parties to that certain Third Amended and Restated Loan and Security Agreement dated as of January 17, 2017 (as amended, restated, modified or supplemented from time to time, the "Credit Agreement"); and
WHEREAS, the Borrowers have requested that the Lenders agree to amend the Credit Agreement in certain respects as set forth herein, and the Lenders have agreed to the foregoing, on the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:
1.   Defined Terms.  Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.
2.   Amendments to Credit Agreement.  In reliance upon the representations and warranties of the Borrowers set forth in Section 6 below, and subject to the satisfaction of the conditions set forth in Section 5 below, the Credit Agreement is hereby amended, which amendments shall first take effect as of the date the conditions set forth in Section 5 below are satisfied, as follows:
(a) The definitions of each of the terms "Agent's Account," "Bank Product Obligations," "Bank Product Provider," "Base Rate," "Base Rate Margin," "Cash Sweep Trigger Event," "Cash Sweep Trigger Period," "Covenant Condition," "Financial Covenant Trigger Event," "Financial Covenant Trigger Period," "Hedge Agreement," "Hedge Obligations," "L/C," "Letter of Credit Usage", "LIBOR Rate," "LIBOR Rate Margin," "Maximum Revolver Amount," "Reporting Trigger Event," and "Reporting Trigger Period," set forth in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety as follows:
"Agent's Account" means the Deposit Account of Agent identified on Schedule A-2 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).

"Bank Product Obligations" means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and (b) all Hedge Obligations.
"Bank Product Provider" means Wells Fargo or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider.
"Base Rate" means the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus one percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (d) shall be deemed to be zero).
"Base Rate Margin" means, as of any date of determination, (i) if Availability is greater than $22,500,000, 0.50 percentage point, and (ii) if Availability is less than or equal to $22,500,000, 0.75 percentage point.
"Cash Sweep Trigger Event" means the occurrence of (A) an Event of Default or (B) the date on which, for a period of three (3) Business Days, Availability is less than 15% of the Total Commitment.
"Cash Sweep Trigger Period" means the period commencing on the date on which a Cash Sweep Trigger Event occurs and ending on the date following the date on which (i) with respect to a Cash Sweep Trigger Event occurring pursuant to clause (A) of the definition of Cash Sweep Trigger Event, such Event of Default no longer exists or (ii) with respect to a Cash Sweep Trigger Event occurring pursuant to clause (B) of the definition of Cash Sweep Trigger Event, Availability is greater than 15% of the Total Commitment for at least thirty (30) consecutive days.
"Covenant Condition" means, as of any date of determination, (i) no Default or Event of Default has occurred and is continuing and (ii) Availability is equal to or greater than 20% of the Total Commitments.
"Financial Covenant Trigger Event" means the occurrence of the date on which Availability is less than 10.0% of the Total Commitment.
"Financial Covenant Trigger Period" means the period commencing on the date on which an Financial Covenant Trigger Event occurs and ending on the date following the date on which Availability is greater than 10.0% of the Total Commitment for at least thirty (30) consecutive days.

"Hedge Agreement" means a "swap agreement" as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
"Hedge Obligations" means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.
"L/C" means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.
"Letter of Credit Usage" means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Advance.
"LIBOR Rate" means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below zero, then the LIBOR Rate shall be deemed to be zero).  Each determination of the LIBOR Rate shall be made by the Agent and shall be conclusive in the absence of manifest error.
"LIBOR Rate Margin" means, as of any date of determination, (i) if Availability is greater than $22,500,000, 1.50 percentage points, and (ii) if Availability is less than or equal to $22,500,000, 1.75 percentage points.
"Maximum Revolver Amount" means $75,000,000.
"Reporting Trigger Event" means the occurrence of the date on which Availability, for a period of three (3) consecutive Business Days, has been less than 15% of the Total Commitment.
"Reporting Trigger Period" means the period commencing on the date on which a Reporting Trigger Event occurs and ending on the date following the date on which Availability is greater than 15% of the Total Commitment for at least thirty (30) consecutive days.

(b)   Section 1.1 of the Credit Agreement is hereby further amended to add a definitions of the terms "Anti-Corruption Laws," "Anti-Money Laundering Laws," "Applicable Unused Line Fee," "Board of Governors," "Change in Law," "Commodity Exchange Act," "Drawing Document," "Excluded Swap Obligation," "FCPA," "Federal Funds Rate," "Hedge Provider," "ISP," "Issuer Document," "Issuing Bank," "Letter of Credit Collateralization," "Letter of Credit Exposure," "Letter of Credit Fee," "Letter of Credit Indemnified Costs," "Letter of Credit Related Person," "Letter of Credit Sublimit," "Loan," "Margin Stock," "Non-Defaulting Lender," "OFAC," "Sanction Entity," "Sanctioned Person," "Sanctions," "Second Amendment Date," "Standard Letter of Credit Practice," "Swap Obligation," "Swing Loan Exposure," and "UCP," thereto, in appropriate alphabetical order, as follows:
"Anti-Corruption Laws" means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.
"Anti-Money Laundering Laws" means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
"Applicable Unused Line Fee" means, as of any date of determination, (i) if Availability is greater or equal to than $22,500,000, 0.375 percentage points, and (ii) if Availability is less than $22,500,000, 0.25 percentage points.
"Board of Governors" means the Board of Governors of the Federal Reserve System of the United States (or any successor).
"Change in Law" means the occurrence after the Second Amendment Date  of:  (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Drawing Document" means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.
"Excluded Swap Obligation" means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 2.15), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.
"FCPA" means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the Federal Funds Rate shall be deemed to be zero).
"Hedge Provider" means Wells Fargo or any of its Affiliates.
"ISP" means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.
"Issuer Document" means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.
"Issuing Bank" means WFCF, Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent (not to be unreasonably withheld, conditioned or delayed), agrees, in such Lender's sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.12 of this Agreement.

"Letter of Credit Collateralization" means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent (including that Agent has a first priority perfected Lien in such cash collateral), including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.12(k) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 103% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries' rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 103% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
"Letter of Credit Exposure" means, as of any date of determination with respect to any Lender, such Lender's participation in the Letter of Credit Usage pursuant to Section 2.12(e) on such date.
"Letter of Credit Fee" means the fee described in Section 2.6(b) of this Agreement.
"Letter of Credit Indemnified Costs" has the meaning specified therefor in Section 2.12(f) of this Agreement.
"Letter of Credit Related Person" has the meaning specified therefor in Section 2.12(f) of this Agreement.
"Letter of Credit Sublimit" means $10,000,000.
"Loan" means any Revolving Loan, Swing Loan, Agent Advance, or Overadvance made (or to be made) hereunder.
"Margin Stock" as defined in Regulation U of the Board of Governors as in effect from time to time.
"Non-Defaulting Lender" means each Lender other than a Defaulting Lender.

"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
"Sanctioned Entity" means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, in each case of clauses (a) through (c) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.
"Sanctioned Person" means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC's consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
"Sanctions" means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by:  (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty's Treasury of the United Kingdom, or (e) any other Governmental Authority in any jurisdiction in which (i) any Loan Party or any of their Subsidiaries is located or conducts business, (ii) in which any of the credit proceeds will be used, or (iii) from which repayment of the credit will be derived.
"Second Amendment Date" means February 26, 2019.
"Standard Letter of Credit Practice" means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.
"Swap Obligation" means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

"Swing Loan Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the Swing Loans on such date.
"UCP" means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.
(c)   The definition of the term "Lender Group Expenses" is hereby amended (i) to amend and restate clause (h) thereof, and (ii) to add a new clause (j) at the end of such definition, in each case, as follows:
(h)   Agent's reasonable and documented costs and expenses (including reasonable and documented attorneys' fees and due diligence expenses) incurred in drafting, reviewing, administering, or amending, waiving, or modifying the Loan Documents,
(j)   Agent's reasonable and documented customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries,
(d)   The definition of the term "Obligations" set forth in Section 1.1 of the Credit Agreement in hereby amended to add the following sentence at the end of such definition as follows:
Notwithstanding anything to the contrary contained in the foregoing definition, the Obligations shall exclude any Excluded Swap Obligation.
(e)   Each reference to "Issuing Lender" set forth in the Credit Agreement is hereby deleted and reference to "Issuing Bank" is inserted in lieu thereof.
(f)   Section 1 of the Credit Agreement is hereby amended by adding a new Section 1.6 at the end thereof as follows:
1.6   Time References.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Pacific standard time or Pacific daylight saving time, as in effect in Los Angeles, California on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word "from" means "from and including" and the words "to" and "until" each means "to and including"; provided, that with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

(g)   Section 2.1(a) of the Credit Agreement is hereby amended and restated by deleting the reference to the amount "$30,000,000" set forth in subclause (B)(1) thereof and replacing it with a reference to the amount "$45,000,000."
(h)   Section 2.1(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(i)   Intentionally deleted.
(i)   Section 2.3(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(a)   Procedure for Borrowing Advances.  Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent (which may be delivered through Agent's electronic platform or portal) and received by Agent no later than 11:00 a.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, (ii) on the Business Day that is one Business Day prior to the requested Funding Date in the case of a request for a Base Rate Loan, and (iii) on the Business Day that is three Business Days prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on the applicable Business Day.  All Borrowing requests which are not made on-line via Agent's electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent's authentication process (with results satisfactory to Agent) prior to the funding of any such requested Advance.
(j)   Clauses (i) and (ii) of Section 2.3(c) of the Credit Agreement are hereby amended and restated in its entirety as follows:
(i)   In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a)(i), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is (A) in the case of a Base Rate Loan, at least one Business Day prior to the requested Funding Date, or (B) in the case of a LIBOR Rate Loan, prior to 11:00 a.m. at least three Business Days prior to the requested Funding Date.  If Agent has notified the Lenders of a requested Borrowing on the Business Day that is one Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, not later than 10:00 a.m. on the Business Day that is the requested Funding Date.  After Agent's receipt of the proceeds of such Advances from the Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that subject to the provisions of Section 2.3(i), no Lender shall have an obligation to make any Advance, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)   Unless Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount.  If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender's portion of such Borrowing for the Funding Date shall be for Agent's separate account).  If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted.  A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error.  If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender's Advance for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.
(k)   Section 2.3(c) of the Credit Agreement is hereby further amended to add a new clause (iv) to the end of such section as follows:
(iv)   If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A)   such Defaulting Lender's Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders' Pro Rata Share of Revolver Usage plus such Defaulting Lender's Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders' Revolver Commitments and (y) the conditions set forth in Section 3 are satisfied at such time;
(B)   if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender's Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), and (y) second, cash collateralize such Defaulting Lender's Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender's Letter of Credit Exposure if such Defaulting Lender is also Issuing Bank;
(C)   Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of any Defaulting Lender pursuant to Section 2.6(b) during the period such Lender is a Defaulting Lender;
(D)   to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(c)(iv), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders' Letter of Credit Exposure;
(E)   so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender's Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(c)(iv), (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender's or Issuing Bank's risk with respect to the Defaulting Lender's participation in Swing Loans or Letters of Credit or (z) in the case of Letters of Credit, Borrowers have not cash collateralized such Defaulting Lender's Letter of Credit Exposure; and
(F)   Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(c)(iv) to Issuing Bank and Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender's Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d).  Subject to Section 17.14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.

(l)   Section 2.6(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(d)   Payment.  Except to the extent provided to the contrary in Section 2.11, Section 2.12(k) or Section 2.13(a), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees) shall be due and payable, in arrears, on the first day of each quarter, (ii) all Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.12(k) shall be due and payable, in arrears, on the first Business Day of each quarter, and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses shall be due and payable on (x) with respect to Lender Group Expenses outstanding as of the Closing Date, the Closing Date, and (y) otherwise, the earlier of (A) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred, or (B) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)).  Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) on the first day of each quarter, all interest accrued during the prior quarter on the Advances hereunder, (B) on the first Business Day of each quarter, all Letter of Credit Fees accrued or chargeable hereunder during the prior quarter (or, if an Event of Default has occurred and is continuing, during the prior month), (C) as and when incurred or accrued, all fees and costs provided for in Section 2.11(c) or (d), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.11(a), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) on the Closing Date and thereafter as and when incurred or accrued, all other Lender Group Expenses, and (G) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable Wells Fargo or its Affiliates in respect of Bank Products).  All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Advances hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Advances that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(m)   Section 2.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:
2.10   Maintenance of Loan Account; Statements of Obligations Agent shall maintain an account on its books in the name of Borrowers (the "Loan Account") on which Borrowers will be charged with the all Advances (including Agent Advances, Overadvances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers' account, the Letters of Credit issued or arranged by Issuing Bank for Borrowers' account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers' account.  Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Advances, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 45 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.
(n)   Section 2.11(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(a)   Unused Line Fee.  On the first day of each month during the term of this Agreement, an unused line fee in the amount equal to the Applicable Unused Line Fee per annum times the result of (a) the Maximum Revolver Amount, less (b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month,
(o)   Section 2.12 of the Credit is hereby amended and restated in its entirety as follows:
2.12   Letters of Credit.
(a)   Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees issue L/Cs for the account of Borrowers or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an "L/C Undertaking") with respect to letters of credit issued by an Underlying Issuer (as of the Restatement Effective Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrowers.  By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that (x) Issuing Bank issue the requested Letter of Credit or (y) in the case in which WFCF is the Issuing Bank, that an Underlying Issuer issue the requested Letter of Credit (and, in such case, to have requested WFCF to issue a L/C Undertaking with respect to such requested Letter of Credit).  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable, unless otherwise consented to in writing by Issuing Bank, and shall be made in writing by an Authorized Person, (ii) delivered to Agent and Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Agent and Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension, and (iii) subject to Issuing Bank's authentication procedures with results satisfactory to Issuing Bank.  Each such request shall be in the form provided by Issuing Bank for such purpose or otherwise in form and substance reasonably satisfactory to Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank or Underlying Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank or Underlying Issuer generally requests for Letters of Credit in similar circumstances.  Issuing Bank's records of the content of any such request will be conclusive.  Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of Borrowers or one of their Subsidiaries in respect of (x) a lease of real property, or (y) an employment contract.
(b)   Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:
(i)   the Letter of Credit Usage would exceed the Letter of Credit Sublimit, or
(ii)   the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances (including Swing Loans), or
(iii)   the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Advances (inclusive of Swing Loans) at such time.

(c)   In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Bank shall not be required to issue or arrange for such Letter of Credit or any applicable L/C Undertaking to the extent (i) the Defaulting Lender's Letter of Credit Exposure with respect to such Letter of Credit or any applicable L/C Undertaking may not be reallocated pursuant to Section 2.3(c)(iv), or (ii) the Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate the Issuing Bank's risk with respect to the participation in such Letter of Credit or any applicable L/C Undertaking of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender's Letter of Credit Exposure in accordance with Section 2.3(c)(iv).  Additionally, Issuing Bank shall have no obligation to issue a Letter of Credit or a L/C Undertaking in respect of a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit or a L/C Undertaking or Underlying Issuer from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank or Underlying Issuer refrain from the issuance of letters of credit generally or such Letter of Credit or L/C Undertaking in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will or may not be in Dollars.
(d)   Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Bank issues any Letter of Credit.  In addition, each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each Letter of Credit or L/C Undertakings issued by such Issuing Bank during the prior calendar week.  Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank and, if applicable, Underlying Issuer, including the requirement that the amounts payable thereunder must be payable in Dollars.  If Issuing Bank makes a payment under a Letter of Credit or L/C Undertakings, Borrowers shall pay to Agent an amount equal to the applicable L/C Disbursement on the Business Day such L/C Disbursement is made and, in the absence of such payment, the amount of the L/C Disbursement immediately and automatically shall be deemed to be a Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. If a L/C Disbursement is deemed to be a Advance hereunder, Borrowers' obligation to pay the amount of such L/C Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Advance.  Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.12(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.

(e)   Promptly following receipt of a notice of a L/C Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Advance and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders.  By the issuance of a Letter of Credit or L/C Undertaking (or an amendment, renewal, or extension of a Letter of Credit or L/C Undertaking) and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit or L/C Undertaking issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit or L/C Undertaking, and each such Revolving Lender agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender's Pro Rata Share of any L/C Disbursement made by Issuing Bank under the applicable Letter of Credit or L/C Undertaking.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender's Pro Rata Share of each L/C Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each L/C Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender's Pro Rata Share of a L/C Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
 (f)   Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents and Underlying Issuer and its branches, Affiliates and correspondents) and each such Person's respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a "Letter of Credit Related Person") (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys, experts, or consultants and all other reasonable and documented costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16.11) (the "Letter of Credit Indemnified Costs"), and which arise out of or in connection with, or as a result of:

(i)   any Letter of Credit or any pre-advice of its issuance;
(ii)   any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;
(iii)   any action or proceeding arising out of, or in connection with, any Letter of Credit or L/C Undertaking (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit or L/C Undertaking, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;
(iv)   any independent undertakings issued by the beneficiary of any Letter of Credit;
(v)   any unauthorized instruction or request made to Issuing Bank or Underlying Issuer in connection with any Letter of Credit or L/C Undertaking or requested Letter of Credit or L/C Undertaking, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;
(vi)   an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;
(vii)   any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;
(viii)   the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;
(ix)   any prohibition on payment or delay in payment of any amount payable by Issuing Bank or Underlying Issuer to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;
(x)   Issuing Bank's or Underlying Issuer's performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;
(xi)   any foreign language translation provided to Issuing Bank or Underlying Issuer in connection with any Letter of Credit;

(xii)   any foreign law or usage as it relates to Issuing Bank's or Underlying Issuer's issuance of a Letter of Credit or L/C Undertaking in support of a foreign guaranty including the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Issuing Bank in connection therewith; or
(xiii)   the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;
provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity.  Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.12(f).  If and to the extent that the obligations of Borrowers under this Section 2.12(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law.  This indemnification provision shall survive termination of this Agreement and all Letters of Credit and L/C Undertakings.
 (g)   The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice) or L/C Undertaking, regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank's gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit.
(h)   Borrowers are responsible for the final text of the Letter of Credit as issued by Issuing Bank or Underlying Issuer, irrespective of any assistance Issuing Bank or Underlying Issuer may provide such as drafting or recommending text or by Issuing Bank's or Underlying Issuer's use or refusal to use text submitted by Borrowers. If Borrowers request Issuing Bank or Underlying Issuer to issue a Letter of Credit for an affiliated or unaffiliated third party (an "Account Party"), (i) such Account Party shall have no rights against Issuing Bank or Underlying Issuer; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Issuing Bank or Underlying Issuer and Borrowers.  Borrowers will examine the copy of the Letter of Credit and any other documents sent by Issuing Bank in connection therewith and shall promptly notify Issuing Bank and Underlying Issuer (not later than three (3) Business Days following Borrowers' receipt of documents from Issuing Bank) of any non-compliance with Borrowers' instructions and of any discrepancy in any document under any presentment or other irregularity.  Borrowers understand and agree that neither Issuing Bank or Underlying Issuer is required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an "automatic amendment" to extend the expiration date of such Letter of Credit, Issuing Bank and Underlying Issuer, each in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Agent and Issuing Bank and Underlying Issuer at least 30 calendar days before Issuing Bank or Underlying Issuer is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

 (i)   Borrowers' reimbursement and payment obligations under this Section 2.12 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:
(i)   any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, any L/C Undertaking, this Agreement, or any Loan Document, or any term or provision therein or herein;
(ii)   payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;
(iii)   Issuing Bank or Underlying Issuer or any of its branches or Affiliates being the beneficiary of any Letter of Credit;
(iv)   Issuing Bank or any correspondent or Underlying Issuer honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;
(v)   the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, Issuing Bank, Underlying Issuer or any other Person;
(vi)   Issuing Bank or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Issuing Bank's counters or are different from the electronic presentation;

(vii)   any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.12(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower's or any of its Subsidiaries' reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, Underlying Issuer, the beneficiary or any other Person; or
(viii)   the fact that any Default or Event of Default shall have occurred and be continuing;
provided, that subject to Section 2.12(g) above, the foregoing shall not release Issuing Bank or Underlying Issuer from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank or Underlying Issuer following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.12 or any Letter of Credit or L/C Undertaking.
 (j)   Without limiting any other provision of this Agreement, Issuing Bank, Underlying Issuer and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank's and Underlying Issuer's rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank and Underlying Issuer for each drawing under each Letter of Credit and L/C Undertaking shall not be impaired by:
(i)   honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;
(ii)   honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;
(iii)   acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;
(iv)   the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank's or Underlying Issuer's determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)   acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank and/or Underlying Issuer in good faith believes to have been given by a Person authorized to give such instruction or request;
(vi)   any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;
(vii)   any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;
(viii)   assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;
(ix)   payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;
(x)   acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank or Underlying Issuer has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
(xi)   honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank or Underlying Issuer, as applicable, if subsequently Issuing Bank or Underlying Issuer, as applicable, or any court or other finder of fact determines such presentation should have been honored;
(xii)   dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or
(xiii)   honor of a presentation that is subsequently determined by Issuing Bank or Underlying Issuer, as applicable, to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.
(k)   Borrowers shall immediately reimburse upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.12(k)):  (i) a fronting fee which shall be imposed by Issuing Bank equal to 0.825% per annum times the average amount of the Letter of Credit Usage during the immediately preceding quarter (or portion thereof), plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank or Underlying Issuer, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l)   If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank, Underlying Issuer or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):
(i)   any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit or L/C Undertaking issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or
(ii)   there shall be imposed on Issuing Bank, Underlying Issuer or any other member of the Lender Group any other condition regarding any Letter of Credit, L/C Undertaking, Loans, or obligations to make Loans hereunder, and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank, Underlying Issuer or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or L/C Undertaking or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.12(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Agent of any amount due pursuant to this Section 2.12(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m)   Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Maturity Date.  Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Maturity Date.
(n)   If (i) any Event of Default shall occur and be continuing, or (ii) Availability shall at any time be less than zero, then on the Business Day following the date when the Administrative Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Revolving Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.12(n) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage.  If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.12(n), the Revolving Lenders may (and, upon direction of Agent, shall) advance, as Advances the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).
(o)   Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.
(p)   Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank's conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.
(q)   In the event of a direct conflict between the provisions of this Section 2.12 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.12 shall control and govern.
(r)   The provisions of this Section 2.12 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit or L/C Undertakings that remain outstanding.

(s)   At Borrowers' costs and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document.
(p)   Section 2.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:
2.13   LIBOR Option.
(a)   Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the "LIBOR Option") to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof.  On the last day of each applicable Interest Period, unless Borrowers have properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder.  At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate.
(b)   LIBOR Election.
(i)   Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. at least three Business Days prior to the commencement of the proposed Interest Period (the "LIBOR Deadline").  Notice of Borrowers' election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline.  Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii)   Each LIBOR Notice shall be irrevocable and binding on Borrowers.  In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment or required assignment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, "Funding Losses").  Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error.  Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.
(iii)   Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time.  Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.
(c)   Conversion; Prepayment.  Borrowers may convert LIBOR Rate Loans to Base Rate Loans or prepay LIBOR Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12(b)(ii).
(d)   Special Provisions Applicable to LIBOR Rate.
(i)   The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs (other than Taxes which shall be governed by Section 16.11), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
(ii)   In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
(iii)   If at any time the Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Agent (with a copy to the Borrower) that the Required Lenders have determined, that (i) adequate and reasonable means do not exist for ascertaining the LIBOR Rate (including because the LIBOR Rate is not available or published on a current basis or the circumstances set forth in Section 2.12(d)(ii) above have occurred) and such circumstances are unlikely to be temporary; or (ii) the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be made available or used for determining the interest rate of loans (such specific date, the "Scheduled Unavailability Date"), then the Agent and the Borrowers shall endeavor to establish an alternate rate of interest to the LIBOR Rate and agree on the margin applicable thereto, giving due consideration to any selection, endorsement or recommendation of a replacement rate and/or replacement spread or the mechanism for determining such a rate or spread by the relevant Governmental Authority in effect at such time and the then prevailing market convention for determining a rate of interest for leveraged syndicated loans in the United States, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest, the margin applicable thereto and such other related changes to this Agreement as may be applicable; provided that such amendment entered into by the Agent and the Borrowers shall provide that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  Notwithstanding anything to the contrary in Section 15.1, such amendment shall become effective without any further action or consent of any other party to this

Agreement so long as the Agent shall not have received, within five (5) Business Days of the date a copy of such amendment is provided to the Lenders, written notice from the Required Lenders stating that such Required Lenders object to such amendment. If no such alternate rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Borrowers and each Lender, and thereafter until execution of an amendment to implement an alternative rate in accordance with the foregoing, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, and (y) the LIBOR Rate component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Loan of, conversion to or continuation of LIBOR Rate Loans (to the extent of the affected LIBOR Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.
(e)   No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.
(q)   Section 3.4 of the Credit Agreement is hereby amended and restated in its entirety as follows:
3.4   Term.  This Agreement shall become effective upon Restatement Effective Date and shall continue in full force and effect for a term ending on the earlier of (x) the date that is ninety (90) days prior to the earliest stated maturity date of the LSB Notes (unless refinanced or repaid prior to the date that is ninety (90) days prior to such maturity) and (y) February 26, 2024 (the "Maturity Date").  The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.
(r)   Section 5 of the Credit Agreement is hereby amended by adding the following Sections 5.23 and 5.24 at the end thereof:
5.23   OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws No Loan Party or any of its Subsidiaries is in violation of any Sanctions.  No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or controlled affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and controlled affiliate of each such Loan Party and each such Subsidiary, is in compliance (i) with all Sanctions, and (ii) in all material respects, with all Anti-Corruption Laws and Anti-Money Laundering Laws.  No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by such Loan Party, such Subsidiary, any Lender, Bank Product Provider, or other individual or entity participating in the transactions contemplated herein.

5.24   Margin Stock. As of the Second Amendment Date, neither any Loan Party nor any of its Subsidiaries owns any Margin Stock. Neither any Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.
(s)   Section 6 of the Credit Agreement is hereby amended by adding the following Sections 6.16 and 6.17 at the end thereof:
6.16   OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to comply (i) with all applicable Sanctions, and (ii) in all material respects, with all Anti-Corruption Laws and Anti-Money Laundering Laws.  Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
6.17   Margin Stock. If any Loan Party or any of their Subsidiaries intends or expects to acquire any Margin Stock, such Loan Party will, or will cause its Subsidiary to, deliver to Agent (for further distribution to Lenders) a Form U-1 together with such other information as Agent shall reasonably request to complete such Form U-1.

(t)   Section 7.17 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:
No part of the proceeds of any Loan or Letter of Credit will be used, directly or to Borrowers' reasonable knowledge, indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and that no part of the proceeds of any Loan or Letter of Credit will be used, directly or to Borrowers' reasonable knowledge, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Loan Party, Subsidiary, any Lender, Bank Product Provider, or other individual or entity participating in the transactions contemplated herein in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.
(u)   Section 12 of the Credit Agreement is hereby amended to amend and restate in their entirety the notice addresses for Administrative Borrower as set forth below:
If to Administrative Borrower:	LSB INDUSTRIES, INC. 3503 NW 63rd Street, Suite 500 Oklahoma City, Oklahoma 73116 Attn: Mark Behrman Kristy Carver Fax No. (405) 235-5067
with copies to:	LSB INDUSTRIES, INC. 3503 NW 63rd Street, Suite 500 Oklahoma City, Oklahoma 73116 Attn: Michael J. Foster, Esq. Fax No. (405) 235-5067
with a copy (not constituting notice) to:	WILLKIE FARR & GALLAGHER LLP 787 Seventh Avenue New York, New York 10019 Attn: Leonard Klingbaum Fax No. (212) 728-9290

(v)   Section 12 of the Credit Agreement is hereby amended to amend and restate in their entirety the notice addresses for Agent as set forth below:
If to Agent:	WELLS FARGO CAPITAL FINANCE, INC. 1100 Abernathy Road Suite 1600 Atlanta, Georgia 30328 Attn: Portfolio Manager Fax No. (855) 260-0212
with copies to:	GOLDBERG KOHN LTD. 55 East Monroe Suite 3300 Chicago, Illinois 60603 Attn: Anne Marie Pisano, Esq. Fax No. (312) 201-3986
(w)   Section 16.17(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(d)   agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.13, and
(x)   Section 17.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:
17.11   Patriot Act; Due Diligence. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each loan party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners.  Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.
(y)   A new Section 17.12 are hereby added to the Credit Agreement in appropriate numerical order as follows:

17.12  Bank Product Providers.  Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting.  Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents.  It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider's being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations as otherwise permitted hereunder and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution.  Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider.  In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so.  Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
(z)   The Credit Agreement is hereby amended by adding a new Schedule A-2 at the end thereof in the form attached hereto as Schedule A-2.

(aa)   Schedule C-1 to the Credit Agreement is hereby amended and restated in its entirety as attached hereto.
(bb)   The Schedules to the Credit Agreement are hereby amended and restated in their entirety as attached hereto.
3.   Continuing Effect.  Except as expressly set forth in Section 2 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.
4.   Reaffirmation and Confirmation.  Each Loan Party hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents to which it is a party represent the valid, enforceable and collectible obligations of such Loan Party, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document.  Each Loan Party hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations.  The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Loan Party in all respects.
5.   Conditions to Effectiveness.  This Amendment shall become effective as of the date hereof upon Agent's receipt of a copy of this Amendment executed and delivered by Agent, the Lenders and the Loan Parties, and the amendments to the Credit Agreement set forth in Section 2 above shall become operative upon the date on which each of the following conditions has been satisfied:
(a)   Agent shall have received fully executed copies of each of the documents, instruments and agreements set forth on Exhibit A attached hereto;
(b)   Agent shall have received the Amendment Fee described and defined in Section 7 below;
(c)   Agent shall have received a Borrowing Base Certificate dated as of the Effective Date, demonstrating Availability of at least $7,500,000 as of the Effective Date; and
(d)   No Default or Event of Default shall have occurred and be continuing.
6.   Representations and Warranties.  In order to induce Agent and the Lenders to enter into this Amendment, each Loan Party hereby represents and warrants to Agent and the Lenders that:
(a)   after giving effect to this Amendment, all representations and warranties contained in the Loan Documents to which such Loan Party is a party are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Amendment, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date);

(b)   no Default or Event of Default has occurred and is continuing or will exist after this Amendment becomes effective; and
(c)   this Amendment and the Loan Documents, as amended hereby, constitute legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally.
7.   Amendment Fee. The Borrowers shall pay to Agent an amendment fee in the amount of $75,000 ("Amendment Fee"), which fee shall be fully earned and payable on the Effective Date and non-refundable when paid (irrespective of whether the Credit Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of letter agreements between Agent and individual Lenders.
8.   Post-Closing Obligations. The Borrowers, shall within sixty (60) days of the date hereof (or such later date as may be agreed to in writing by Agent),  deliver to Agent a certificate of property insurance and lender's loss payable endorsement with respect to the Borrowers' property insurance policy, each of which shall be reasonably acceptable to Agent.
9.   Miscellaneous.
(a)   Expenses.  The Borrowers jointly and severally agree to pay, promptly after demand therefor is made by Agent, all reasonable and documented out-of-pocket costs and expenses of Agent (including reasonable attorneys' fees of a single firm of counsel to Agent) incurred in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.  All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as amended hereby.
(b)   Choice of Law and Venue; Jury Trial Waiver; Reference Provision.  Without limiting the applicability of any other provision of the Credit Agreement or any other Loan Document, the terms and provisions set forth in Section 13 of the Credit Agreement are expressly incorporated herein by reference.
(c)   Counterparts.  This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

BORROWERS:

LSB INDUSTRIES, INC.
CHEMEX I CORP.
CHEROKEE NITROGEN LLC
EDC AG PRODUCTS COMPANY L.L.C.
EL DORADO AMMONIA L.L.C.
EL DORADO CHEMICAL COMPANY
EL DORADO NITROGEN, L.L.C.
LSB CHEMICAL L.L.C.
PRYOR CHEMICAL COMPANY
TRISON CONSTRUCTION, INC.

By:       /s/ Kristy Carver
Name:  Kristy Carver

Title: Senior President, Treasurer and Assistant Secretary

Signature Page to Second Amendment to Third Amended and Restated Loan and Security Agreement

AGENT AND LENDERS: WELLS FARGO CAPITAL FINANCE, LLC, as Agent By: /s/ Matt Mouledous Name: Matt Mouledous
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender By: /s/ Matt Mouledous Name: Matt Mouledous Title: Vice President

Signature Page to Second Amendment to Third Amended and Restated Loan and Security Agreement